Exhibit (a)(1)(E)

INSTRUCTIONS TO

NOTICE OF WITHDRAWAL

If you previously elected to accept the offer by Zhone Technologies, Inc. to exchange all of your outstanding Eligible Options for New Options, subject to the terms and conditions set forth in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated October 17, 2008 (the “Offering Memorandum”), and you would like to change your election and withdraw the tender of your Eligible Options, you must complete, sign and date a copy of this Notice of Withdrawal and return it to Zhone so that we receive it before 5:00 p.m., Pacific Time, on November 17, 2008 (or on a later date, if we extend the exchange offer) (such expiration date, the “Expiration Date”), using one of the following means:

By Mail or Courier: Zhone Technologies, Inc. Attention: Laura Larsen 7001 Oakport Street Oakland, California 94621	By Facsimile: Zhone Technologies, Inc. Attention: Laura Larsen Facsimile: (510) 777-7359

By Hand or Interoffice Mail: Attention: Laura Larsen	By E-mail: LLarsen@zhone.com

Your Notice of Withdrawal will be effective only upon receipt by us. Zhone will only accept delivery of the signed and completed Notice of Withdrawal by one of the methods of delivery described above. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal before 5:00 p.m., Pacific Time, on the Expiration Date. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Optionholder, your previously tendered Eligible Options will be cancelled and exchanged pursuant to the exchange offer.

If the signature on your Notice of Withdrawal is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title must be identified on this Notice of Withdrawal and proper evidence of the authority of such person to act in such capacity must be provided with your Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before the Expiration Date, which we expect will be 5:00 p.m., Pacific Time, on November 17, 2008, please contact Laura Larsen, by hand or interoffice mail, by facsimile to (510) 777-7359, by mail or delivery to 7001 Oakport Street, Oakland, California 94621, by phone at (510) 777-7062, or by e-mail to LLarsen@zhone.com.

DO NOT COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS YOU WISH TO WITHDRAW YOUR PREVIOUS TENDER OF ELIGIBLE OPTIONS.

Zhone Technologies, Inc.

Offer to Exchange Outstanding Stock Options

Notice of Withdrawal

I previously received a copy of the Offering Memorandum, dated October 17, 2008, and the Election Form. I completed, signed and returned the Election Form, in which I elected to tender all of my Eligible Options as set forth in the Election Form. I understand that, by signing this Notice of Withdrawal and delivering it to Zhone, I withdraw my acceptance of the exchange offer and reject the exchange offer. By rejecting the exchange offer, I understand that I will not receive any New Options in exchange for my Eligible Options that I previously tendered and I will keep my Eligible Options with their existing term, exercise price, vesting schedule and other terms and conditions. My Eligible Options will continue to be governed by the equity incentive compensation plan under which they were originally granted and by my existing stock option agreements with Zhone. The withdrawal of my Eligible Options from the exchange offer is at my own discretion. I agree that Zhone will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw my Eligible Options from the exchange offer.

I elect to withdraw all of my Eligible Options that I previously chose to exchange pursuant to the exchange offer. Therefore, I have completed and signed this Notice of Withdrawal.

I have signed this Notice and printed my name exactly as it appears on the Election Form.

I do not accept the offer to exchange any of my Eligible Options.

Signature of Eligible Optionholder	Date and Time

Print Name of Eligible Optionholder	Social Security Number

Email Address or Fax Number